Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES FOURTH QUARTER 2025 RESULTS

VERO BEACH, Fla. (January 29, 2026) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three and twelve month periods ended December 31, 2025.

Fourth Quarter 2025 Results

●	Net income of $103.4 million, or $0.62 per common share, which consists of:
●	Net interest income of $38.5 million, or $0.23 per common share
●	Total expenses of $5.8 million, or $0.04 per common share
●	Net realized and unrealized gains of $70.7 million, or $0.43 per common share, on RMBS and derivative instruments, including net interest income on interest rate swaps
●	Fourth quarter total dividends declared and paid of $0.36 per common share
●	Total return of 7.78%, comprised of $0.36 dividends per common share and a $0.21 increase in book value per common share, divided by beginning book value per common share

Full-year 2025 Results

●	Net income of $159.3 million, or $1.24 per common share, which consists of:
●	Net interest income of $108.3 million, or $0.84 per common share
●	Total expenses of $20.5 million, or $0.16 per common share
●	Net realized and unrealized gains of $71.2 million, or $0.56 per common share, on RMBS and derivative instruments, including net interest income on interest rate swaps
●	Full year total dividends declared and paid of $1.44 per common share
●	Total return of 11.00%, comprised of $1.44 dividends per common share and a $0.55 decrease in book value per common share, divided by beginning book value per common share

Other Financial Highlights

●	Book value per common share of $7.54 at December 31, 2025
●

Orchid maintained a strong liquidity position of $791.8 million in cash and cash equivalents and unpledged securities (net of unsettled purchased securities), or 58% of stockholder’s equity as of December 31, 2025

●	Borrowing capacity in excess of December 31, 2025 outstanding repurchase agreement balances of $10,115.5 million, spread across 28 active lenders
●	Company to discuss results on Friday, January 30, 2026, at 10:00 AM ET
●	Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

Management Commentary

Commenting on the fourth quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The market conditions of the fourth quarter of 2025 were very conducive for the Agency RMBS market and Orchid. Orchid generated a 7.8% return for the fourth quarter of 2025 (not annualized).  The Agency RMBS sector performed well during the quarter, as interest rates were stable, associated interest rate implied volatility was low as well and the Federal Reserve (the “Fed”) delivered two interest rate cuts during the quarter.  For reference, the ICE Data Indices Agency RMBS return for the fourth quarter of 2025 was 1.6% and the excess return versus comparable duration swaps was 1.3%. For the year ended December 31, 2025, Orchid generated an 11.0% return while the Agency RMBS index generated a return of 8.3% and an excess return versus comparable duration swaps of 2.6%.

“With respect to the market backdrop for the fourth quarter, one of the highlights of the quarter – or maybe a lowlight – was the six-week government shutdown that commenced on the first day of the quarter.  While the federal government was shut down, there was little economic data released, which was a real problem for the Fed.  Exacerbating the problem were the issues the government has been grappling with related to the quality and reliability of the data released prior to the shutdown.  So, the market went from having suspect data, to very little data at all during the shutdown, to stale data released months after the period covered by the data, and data that was still somewhat suspect as well. With little for the market to focus on in terms of economic data, gauging the path of monetary policy proved challenging. So, while the Fed delivered two 25 basis interest rate cuts during the quarter – consistent with their stated goal of returning the policy rate towards neutral - current market pricing for up to two additional cuts in 2026 may not materialize if the data ultimately does not support the case for additional easing.

“These two cuts the Fed delivered are beneficial for levered Agency RMBS investors such as Orchid as they tend to lower our funding costs. Notably there were several dissents on the Fed decision as FOMC members have varied outlooks for inflation and the economy.  The byproduct of the uncertainty and data vacuum was a period of stable, range-bound interest rates and declining implied interest rate volatility in the swaptions market.  This backdrop was behind the significant tightening of Agency RMBS spreads and the sector’s strong performance.  In early January, the Trump administration revealed they planned to allow the government-sponsored entities (the "GSEs") – Freddie Mac and Fannie Mae – to increase their open market purchases of Agency RMBS to $200 billion per year. This led Agency RMBS spreads to tighten even further. While marginal returns currently available in the sector are less attractive than in the last few years, other sectors of the fixed income markets have performed very well also and do not offer marginal risk-adjusted returns that surpass the Agency RMBS sector.

“Another material development for Orchid during both the fourth quarter of 2025 and for the entire year was that Orchid was able to raise additional capital.  Orchid’s shareholders' equity more than doubled in 2025 (increasing by 105%) and increased by 26% during the fourth quarter versus the third quarter of 2025.  While the shares issued were mildly dilutive to book value on average, the growth in the equity base relative to our overhead costs was such that our general and administrative expenses, inclusive of our management fee, ended 2025 at an run rate of approximately 1.7% of equity versus the 2.6% run rate at the end of 2024.  These cost savings will enhance returns going forward.”

Details of Fourth Quarter 2025 Results of Operations

The Company reported net income of $103.4 million for the three month period ended December 31, 2025, compared with net income of $5.6 million for the three month period ended December 31, 2024. The Company increased its average Agency RMBS portfolio during the fourth quarter of 2025, from $7.7 billion for the quarter ended September 30, 2025 to $9.5 billion for the quarter ended December 31, 2025. Interest income on the portfolio in the fourth quarter increased by approximately $23.8 million from the third quarter of 2025. The yield on our average Agency RMBS decreased slightly from 5.65% in the third quarter of 2025 to 5.57% for the fourth quarter of 2025, repurchase agreement borrowing costs decreased from 4.45% for the third quarter of 2025 to 4.14% for the fourth quarter of 2025, and our net interest spread increased from 1.20% in the third quarter of 2025 to 1.43% in the fourth quarter of 2025.

Book value increased by $0.21 per share in the fourth quarter of 2025. The increase in book value reflects our net income of $0.62 per share and the dividend distribution of $0.36 per share. The Company recorded net realized and unrealized gains of $0.43 per share on Agency RMBS assets and derivative instruments, including net interest income on interest rate swaps.

Details of Full Year 2025 Results of Operations

The Company reported net income of $159.0 million for the year ended December 31, 2025, compared with net income of $37.7 million for the year ended December 31, 2024. Interest income on the portfolio in the year ended December 31, 2025 was approximately $414.0 million and the yield on our average Agency RMBS was 5.51%. Repurchase agreement interest expense was $305.7 million during 2025 with an average cost of 4.27%.

Book value decreased by $0.55 per share in the year ended December 31, 2025. The decrease in book value reflects our net income of $1.24 per share and the dividend distribution of $1.44 per share. The Company recorded net realized and unrealized gains of $0.56 per share on Agency RMBS assets and derivative instruments, including net interest income on interest rate swaps.

Prepayments

For the quarter ended December 31, 2025, Orchid received $358.5 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 15.7%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

Total
Three Months Ended	Portfolio (%)
December 31, 2025	15.7
September 30, 2025	10.1
June 30, 2025	10.1
March 31, 2025	7.0
December 31, 2024	10.5
September 30, 2024	8.8
June 30, 2024	7.6
March 31, 2024	6.0

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS (as defined below) and structured RMBS as of December 31, 2025 and December 31, 2024:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
December 31, 2025
Fixed Rate RMBS	$10,615,570	99.9%	5.67%	341	1-Jan-56
Other	13,088	0.1%	3.25%	210	25-Jul-48
Total Mortgage Assets	$10,628,658	100.0%	5.64%	340	1-Jan-56
December 31, 2024
Fixed Rate RMBS	$5,237,812	99.7%	5.03%	330	1-Nov-54
Other	15,498	0.3%	3.19%	222	25-Jul-48
Total Mortgage Assets	$5,253,310	100.0%	4.99%	328	1-Nov-54

($ in thousands)
	December 31, 2025		December 31, 2024
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$5,675,461	53.4%	$3,693,032	70.3%
Freddie Mac	4,953,197	46.6%	1,560,278	29.7%
Total Portfolio	$10,628,658	100.0%	$5,253,310	100.0%

As of December 31, 2025 and 2024, the Company's portfolio had an effective duration of 2.513, indicating that an interest rate increase of 1.0% would be expected to cause a 2.513% decrease in the value of the RMBS in the Company’s investment portfolio. As of December 31, 2024., the Company's portfolio had an effective duration of 4.200, indicating that an interest rate increase of 1.0% would be expected to cause a 4.200% decrease in the value of the RMBS in the Company’s investment portfolio. These figures do not include the effect of the Company’s funding cost hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of December 31, 2025, the Company had outstanding repurchase obligations of approximately $10,115.5 million with a net weighted average borrowing rate of 3.98%. These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $10,551.3 million. The Company’s adjusted leverage ratio, defined as the balance of repurchase agreement liabilities divided by stockholders' equity, at December 31, 2025 was 7.4:1. At December 31, 2025, the Company’s liquidity was approximately $791.8 million consisting of cash and cash equivalents and unpledged securities (not including unsettled securities purchases). Below is a list of our outstanding borrowings under repurchase obligations at December 31, 2025.

($ in thousands)
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	in Days
Citigroup Global Markets Inc	$527,566	5.2%	4.03%	$27,834	27
ABN AMRO Bank N.V.	507,961	5.0%	4.01%	16,218	33
South Street Securities, LLC	501,372	5.0%	4.02%	26,141	102
J.P. Morgan Securities LLC	495,300	4.9%	3.94%	26,103	26
Marex Capital Markets Inc.	494,150	4.9%	4.03%	21,002	21
Wells Fargo Securities, LLC	489,749	4.8%	3.99%	25,926	9
Hidden Road Partners Civ US LLC	469,978	4.6%	4.02%	19,983	22
Merrill Lynch, Pierce, Fenner & Smith	466,235	4.6%	4.09%	14,786	43
RBC Capital Markets, LLC	464,617	4.6%	4.04%	14,909	53
Daiwa Securities America Inc.	455,124	4.5%	4.05%	18,841	54
StoneX Financial Inc.	438,478	4.3%	3.92%	23,290	54
ASL Capital Markets Inc.	413,468	4.1%	3.80%	22,222	93
Clear Street LLC	405,479	4.0%	3.97%	17,243	21
Goldman, Sachs & Co	394,876	3.9%	3.94%	21,767	25
DV Securities, LLC Repo	391,259	3.9%	3.93%	16,556	55
The Bank of Nova Scotia	372,871	3.7%	3.90%	11,894	53
Mirae Asset Securities (USA) Inc.	333,950	3.3%	3.96%	14,030	21
Cantor Fitzgerald & Co	321,162	3.2%	4.06%	17,194	26
Banco Santander SA	309,950	3.1%	3.97%	16,043	21
Bank of Montreal	292,462	2.9%	4.02%	9,076	14
ING Financial Markets LLC	284,938	2.8%	4.07%	11,817	48
Mitsubishi UFJ Securities (USA), Inc.	258,582	2.6%	3.95%	14,529	21
MUFG Securities Canada, Ltd.	243,227	2.4%	3.88%	8,009	30
Brean Capital, LLC	238,050	2.4%	3.96%	13,158	40
Mizuho Securities USA LLC	205,269	2.0%	4.03%	10,878	33
Nomura Securities International, Inc.	202,259	2.0%	3.92%	10,617	75
Natixis, New York Branch	103,725	1.0%	3.90%	3,597	29
Lucid Prime Fund, LLC	33,409	0.3%	4.00%	1,922	15
Total / Weighted Average	$10,115,466	100.0%	3.98%	$455,585	39

(1)

Equal to the sum of the fair value of securities sold, accrued interest receivable and cash posted as collateral (if any), minus the sum of repurchase agreement liabilities, accrued interest payable and the fair value of securities posted by the counterparties (if any).

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts. The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented. At December 31, 2025, such instruments were comprised of U.S. Treasury note (“T-Note”) futures contracts, interest rate swap agreements, and contracts to sell to-be-announced ("TBA") securities.

The table below presents information related to the Company’s T-Note futures contracts at December 31, 2025.

($ in thousands)
	December 31, 2025
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
U.S. Treasury Note Futures Contracts (Short Positions)(2)
March 2026 5-year T-Note futures (Mar 2026 - Mar 2031 Hedge Period)	$122,500	3.65%	3.65%	$10
March 2026 10-year T-Note futures (Mar 2026 - Mar 2036 Hedge Period)	90,000	3.79%	3.91%	739
March 2026 10-year Ultra futures (Mar 2026 - Mar 2036 Hedge Period)	60,000	4.03%	4.14%	575
SOFR Futures Contracts (Short Positions)
March 2026 3-Month SOFR futures (Dec 2025 - Mar 2026 Hedge Period)	$97,500	3.73%	3.69%	$(44)
June 2026 3-Month SOFR futures (Mar 2026 - Jun 2026 Hedge Period)	97,500	3.55%	3.52%	(33)
September 2026 3-Month SOFR futures (Jun 2026 - Sep 2026 Hedge Period)	97,500	3.38%	3.31%	(66)
December 2026 3-Month SOFR futures (Sep 2026 - Dec 2026 Hedge Period)	97,500	3.27%	3.16%	(111)
March 2027 3-Month SOFR futures (Dec 2026 - Mar 2027 Hedge Period)	97,500	3.22%	3.11%	(105)
June 2027 3-Month SOFR futures (Mar 2027 - Jun 2027 Hedge Period)	97,500	3.21%	3.11%	(90)
ERIS SOFR Swap Futures Contracts (Short Positions)(3)
March 2026 5-Year Term, 3.75% fixed rate (Mar 2026 - Mar 2031 Hedge Period)	$10,000	3.48%	3.45%	$(13)

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.
(2)

5-Year T-Note futures contracts were valued at a price of $109.30 as of December 31, 2025 and $106.30 as of December 31, 2024. The contract values of the short positions were $133.9 million and $332.2 million as of December 31, 2025 and 2024, respectively. 10-Year T-Note futures contracts were valued at a price of $112.44 as of December 31, 2025 and $108.75 as of December 31, 2024. The contract values of the short positions were $101.2 million and $101.7 million as of December 31, 2025 and 2024, respectively. 10-Year Ultra futures contracts were valued at price of $115.02 as of December 31, 2025 and $111.31 as of December 31, 2024.  The contract value of the short positions were $69.0 million and $36.2 million as of December 31, 2025 and 2024, respectively.

(3)	ERIS swap futures are exchange traded futures that replicate the cash flows of an underlying swap position.

The table below presents information related to the Company’s interest rate swap positions at December 31, 2025.

($ in thousands)
		Average
		Fixed	Average	Average
	Notional	Pay	Receive	Maturity
	Amount	Rate	Rate	(Years)
Expiration > 1 to ≤ 5 years	$4,162,500	3.38%	3.87%	3.2
Expiration > 5 years	1,695,800	3.87%	3.87%	7.1
	$5,858,300	3.53%	3.87%	4.3

The following table summarizes our contracts to sell TBA securities as of December 31, 2025.

($ in thousands)
	Notional			Net
	Amount	Cost	Market	Carrying
	Long (Short)(1)	Basis(2)	Value(3)	Value(4)
December 31, 2025
15-Year TBA securities:
4.50%	$250,000	$249,998	$250,186	$188
30-Year TBA securities:
3%(5)	-	(343)	-	343
3.5%(5)	-	34	-	(34)
4%(5)	-	(215)	-	215
5%(5)	-	218	-	(218)
5.50%	(275,000)	(277,696)	(278,996)	(1,300)
6.50%	(155,000)	(161,103)	(161,127)	(24)
	$(180,000)	$(189,107)	$(189,937)	$(830)

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.
(4)

Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities) at fair value in our balance sheets.

(5)	The Company has entered into offsetting long and short positions with different counterparties for these coupons.

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share amounts)
Year	Per Share Amount	Total
2013	$6.975	$4,662
2014	10.800	22,643
2015	9.600	38,748
2016	8.400	41,388
2017	8.400	70,717
2018	5.350	55,814
2019	4.800	54,421
2020	3.950	53,570
2021	3.900	97,601
2022	2.475	87,906
2023	1.800	81,127
2024	1.440	96,309
2025	1.440	190,930
2026 YTD(1)	0.120	22,030
Totals	$69.450	$917,866

(1)

On January 7, 2026, the Company declared a dividend of $0.12 per share to be paid on February 26, 2026. The effect of this dividend is included in the table above but is not reflected in the Company’s financial statements as of December 31, 2025.

Book Value Per Share

The Company's book value per share at December 31, 2025 was $7.54. The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At December 31, 2025, the Company's stockholders' equity was $1.4 billion with 181,985,900 shares of common stock outstanding.

Stock Offerings

On February 24, 2025, we entered into an equity distribution agreement (the “February 2025 Equity Distribution Agreement”) with four sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $350,000,000 of gross proceeds from the sales of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. On July 28, 2025, the February 2025 Equity Distribution Agreement was amended to increase the aggregate amount of gross proceeds from the sales of shares that may be offered by $150,000,000 to a total of $500,000,000. During the three months ended December 31, 2025, we issued a total of 3,472,759 shares under the February 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $24.9 million and net proceeds of approximately $24.5 million, after commissions and fees.  We issued a total of 59,492,504 shares under the February 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $445.1 million and net proceeds of approximately $438.0 million, after commissions and fees, prior to its termination in October 2025.

On October 27, 2025, we entered into an equity distribution agreement (the “October 2025 Equity Distribution Agreement”) with four sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $500,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. Through December 31, 2025, we issued a total of 30,265,963 shares under the October 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $223.1 million, and net proceeds of approximately $219.7 million, after commissions and fees. Subsequent to December 31, 2025, we issued a total of 1,360,032 shares under the October 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $10.2 million, and net proceeds of approximately $10.1 million, after commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Company’s Board of Directors authorized the repurchase of up to 400,000 shares of our common stock. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 904,564 shares of the Company’s common stock. Coupled with the 156,751 shares remaining from the original 400,000 share authorization, the increased authorization brought the total authorization to 1,061,315 shares, representing 10% of the Company’s then outstanding share count. On December 9, 2021, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 3,372,399 shares, bringing the remaining authorization under the stock repurchase program to 3,539,861 shares, representing approximately 10% of the Company’s then outstanding shares of common stock. On October 12, 2022, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 4,300,000 shares, bringing the remaining authorization under the stock repurchase program to 6,183,601 shares, representing approximately 18% of the Company’s then outstanding shares of common stock. This stock repurchase program has no termination date.

From the inception of the stock repurchase program through December 31, 2025, the Company repurchased a total of 6,257,826 shares at an aggregate cost of approximately $84.8 million, including commissions and fees, for a weighted average price of $13.55 per share. During the year ended December 31, 2025, the Company repurchased a total of 1,113,224 shares at an aggregate cost of approximately $7.3 million, including commissions and fees, for a weighted average price of $6.52 per share.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, January 30, 2026, at 10:00 AM ET. Participants can register and receive dial-in information at https://register-conf.media-server.com/register/BIe7ac54790ec24b0086407642d1752926. A live audio webcast of the conference call can be accessed at https://edge.media-server.com/mmc/p/2yopaqhb or via the investor relations section of the Company's website at https://ir.orchidislandcapital.com. An audio archive of the webcast will be available for 30 days after the call.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates, and CMOs issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, inflation, liquidity, funding costs, prepayment speeds, portfolio positioning and repositioning, hedging levels, book value, leverage ratio, earnings, dividends, the supply and demand for Agency RMBS and the performance of the Agency RMBS sector generally, the effect of actual or expected actions of the U.S. government, including the Fed, market expectations, future opportunities and prospects of the Company, the stock repurchase program and general economic conditions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of December 31, 2025 and 2024, and the unaudited quarterly statements of operations for the twelve and three months ended December 31, 2025 and 2024. Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	December 31, 2025	December 31, 2024
ASSETS:
Mortgage-backed securities	$10,628,658	$5,253,310
U.S. Treasury securities	135,133	100,551
Cash, cash equivalents and restricted cash	724,561	335,053
Accrued interest receivable	49,127	23,044
Derivative assets, at fair value	9,253	9,277
Reverse repurchase agreements	128,613	-
Other assets	648	392
Total Assets	$11,675,993	$5,721,627

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$10,115,466	$5,025,543
Payable of investment securities purchased	1,519	-
Dividends payable	21,865	9,940
Derivative liabilities, at fair value	1,846	332
Accrued interest payable	31,397	10,750
Due to affiliates	1,661	1,167
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	128,724	0
Other liabilities	1,567	5,395
Total Liabilities	10,304,045	5,053,127
Total Stockholders' Equity	1,371,948	668,500
Total Liabilities and Stockholders' Equity	$11,675,993	$5,721,627
Common shares outstanding	181,985,900	82,622,464
Book value per share	$7.54	$8.09

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF COMPREHENSIVE INCOME
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Years Ended December 31,		Three Months Ended December 31,
	2025	2024	2025	2024
Interest income	$414,001	$241,577	$132,188	$71,996
Interest expense	(305,732)	(236,281)	(93,705)	(63,853)
Net interest income	108,269	5,296	38,483	8,143
Gains on RMBS and derivative contracts	71,241	49,110	70,742	1,759
Net portfolio income	179,510	54,406	109,225	9,902
Expenses	20,480	16,744	5,817	4,357
Net income	$159,030	$37,662	$103,408	$5,545
Other comprehensive income	279	122	(1)	84
Comprehensive net	$159,309	$37,784	$103,407	$5,629

Basic and diluted net income per share	$1.24	$0.57	$0.62	$0.07
Weighted Average Shares Outstanding	128,302,423	65,449,149	166,072,451	79,590,498
Dividends Declared Per Common Share:	$1.44	$1.44	$0.36	$0.36

	Three Months Ended December 31,
Key Balance Sheet Metrics	2025	2024
Average RMBS(1)	$9,492,369	$5,348,057
Average repurchase agreements(1)	9,061,222	5,128,207
Average stockholders' equity(1)	1,229,019	662,262
Adjusted leverage ratio(2)	7.4:1	7.5:1
Economic leverage ratio(3)	7.4:1	7.3:1

Key Performance Metrics
Average yield on RMBS(4)	5.57%	5.38%
Average cost of funds(4)	4.14%	4.98%
Average economic cost of funds(5)	3.27%	2.81%
Average interest rate spread(6)	1.43%	0.40%
Average economic interest rate spread(7)	2.30%	2.57%

(1)	Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)	The adjusted leverage ratio is calculated by dividing ending repurchase agreement liabilities by ending stockholders’ equity.
(3)	The economic leverage ratio is calculated by dividing ending total liabilities adjusted for net notional TBA positions by ending stockholders' equity.
(4)	Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.
(5)	Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.
(6)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(7)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.